EX-99.B-77Q1(a)

SUB-ITEM 77Q1(a): Material amendments to the registrant’s charter or by-laws.

IVY FUNDS

Supplement dated June 7, 2018 to the

Ivy Accumulative Fund, Ivy Wilshire Global Allocation Fund and Ivy Cash Management Fund Prospectus

dated January 8, 2018

as supplemented February 6, 2018, February 26, 2018, April 12, 2018 and April 30, 2018

The following replaces the “Portfolio Managers” section for Ivy Wilshire Global Allocation Fund on page 13 (as supplemented on February 6, 2018):

Portfolio Managers

F. Chace Brundige, Senior Vice President of IICO, has managed the Fund since January 2018 and managed the Predecessor Fund since August 2014, and W. Jeffery Surles, Senior Vice President of IICO, has managed the Fund since February 2018. Mr. Brundige and Mr. Surles are primarily responsible for the management of the Private Equity Segment and the cash on hand.

Nathan Palmer, CFA, and Anthony Wicklund, CFA, CAIA, of Wilshire also have managed the Fund since January 2018 and managed the Predecessor Fund since May 2017, and are primarily responsible for the management of the Fund’s investments in the Multi-Asset Segment (comprised of the Underlying Affiliated Funds).

The following replaces the second paragraph of the “The Management of the Funds — Portfolio Management — Ivy Wilshire Global Allocation Fund” section on page 32:

Nathan Palmer and Anthony Wicklund of Wilshire are primarily responsible for the day-to-day portfolio management of the Fund’s investments in the Multi-Asset Segment (comprised of the Underlying Affiliated Funds).

The seventh paragraph of the “The Management of the Funds — Portfolio Management — Ivy Wilshire Global Allocation Fund” section on page 32 is deleted in its entirety.

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IVY FUNDS

Supplement dated June 7, 2018 to the

Ivy Accumulative Fund, Ivy Wilshire Global Allocation Fund and Ivy Cash Management Fund

Statement of Additional Information

dated January 8, 2018

as supplemented February 26, 2018 and April 12, 2018

Effective immediately, Elizabeth Yakes will no longer serve as a co-portfolio manager of Ivy Wilshire Global Allocation Fund. Accordingly, all references and information related to Ms. Yakes are deleted in their entirety.